                                                                   EXHIBIT 10.11



January 4, 1994



Mr. Roy A. Wilkens
WilTel
Tulsa, Oklahoma

Dear Roy:

For several years, the Company and those of its subsidiaries having separate payrolls have paid to each of certain executives a payment in lieu of perquisites, in addition to his or her base salary. This "in-lieu" payment was made separately from base pay and therefore was not included in the determination of various benefits, including regular and supplemental pension benefits and investment plan contributions. Particularly in light of recent changes in the tax laws, it no longer is desirable or useful to have separate payments. The Compensation Committee has therefore decided to discontinue separate payments and effective January 1, 1994, the "in-lieu" payments will no longer be made but as salaries for those executives who have been receiving them will be increased by corresponding amounts. Since the former "in-lieu" payments will in the future be considered part of base salary, they will be included in the determination of benefits.

The Employment Agreement among you, the Company and Williams Telecommunications Group, Inc., dated as of January 1, 1990, and amended as of January 9, 1991 (the "Employment Agreement") provides for the making of "in-lieu" payments.
The purpose of this letter is to evidence your agreement to amending the Employment Agreement effective as of January 1, 1994, by deleting Sections
4.01.2 and 4.01.2.1 thereof and by further deleting all other references to the "In-Lieu Payment" wherever they appear. In consideration for this amendment, the amount of the Base Salary provided for in Section 4.01.1 of the Employment Agreement, as in effect on January 1, 1994, prior to any increase that may be made as a result of compensation actions approved by the Company's board of directors at its meeting in January 1994, will be increased by the amount of the In-Lieu Payment as in effect on December 31, 1993.

Please signify your concurrence with the amendment of the Employment Agreement by signing and returning a copy of this letter

                                                            Very truly yours,

                                                            /s/ Keith E. Bailey

                                                            Keith E. Bailey


Accepted and agreed to this
11th day of January 1994

/s/ Roy A. Wilkens

Roy A. Wilkens

January 9, 1991


Mr. Roy A. Wilkens
President
Williams Telecommunications Group
One Williams Center
Tulsa, Oklahoma 74174

Dear Roy:

As of January 1, 1990, you, The Williams Companies, Inc. and Williams Telecommunications Group entered into a certain Employment Agreement. An error has been discovered in paragraph 3.07.2 of such agreement which could result under certain circumstances in your receiving smaller payments than intended. As it therefore appears desirable to revise paragraph 3.07.2, upon your acceptance of this letter, such paragraph will be deemed amended to read as follows:

         3.07.2 Should it ultimately be determined that a termination by the Company pursuant to paragraph 3.03.1 hereof of paragraph 3.03.2 hereof was not justified, or that a termination by the Executive pursuant to paragraph 3.04.1 hereof was justified, then the termination will be deemed to have occurred under paragraph 3.03.3 hereof and the Executive will be entitled to retain all sums paid to the Executive pending the resolution of such dispute and to receive, in addition, the payments and benefits provided for in paragraph 3.03.3 hereof, plus interest at the rate provided in paragraph 3.07.1 hereof, from the Date of Termination to the Date of Resolution, and at the rate provided in subsection 6.02 hereof thereafter.

Except as herein amended, the above-mentioned Employment Agreement will remain in full force and effect as written.

                                              Very truly yours,

                                              THE WILLIAMS COMPANIES, INC.

                                              By: /s/ Vernon T. Jones
                                                  -----------------------------
                                                  Vernon T. Jones


                                              WILLIAMS TELECOMMUNICATIONS GROUP

                                              By: /s/ Vernon T. Jones
                                                  -----------------------------
                                                  Vernon T. Jones

Accepted this the 9th day of
January, 1991.


/s/ Roy A. Wilkens
- -----------------------------
Roy A. Wilkens

                              EMPLOYMENT AGREEMENT



                          Dated as of January 1, 1990


                                     among


                          THE WILLIAMS COMPANIES, INC.


                                      and


                    WILLIAMS TELECOMMUNICATIONS GROUP, INC.


                                      and


                                 ROY A. WILKENS

                               TABLE OF CONTENTS


                          SECTION 1.  DEFINITIONS AND CONSTRUCTION

1.01             Definitions                                                                          1
1.02             Construction                                                                         5

                          SECTION 2.  DUTIES OF EXECUTIVE

2.01             Duties                                                                               6
2.02             Nature of Executive's Obligation                                                     6

                          SECTION 3.  TERM AND TERMINATION

3.01             Term                                                                                 6
3.02             Termination by Employer or Executive                                                 6
3.03             Termination by Employer                                                              6
3.04             Termination by the Executive                                                         7
3.05             Termination on Death of Executive                                                    8
3.06             Termination Upon Executive's Retirement                                              8
3.07             Disputed Termination                                                                 8
3.08             Employment Relationship                                                              9

                          SECTION 4.  COMPENSATION AND BENEFITS

4.01             Compensation and Benefits for Services                                               10
4.02             Continuation of Compensation and Benefits on Disability                              11
4.03             Payments Upon Executive's Death                                                      11
4.04             Payments Upon Breach of Constructive Breach of this Agreement                        12
4.05             Payment and Determination of Monetary Equivalent                                     14
4.06             Determination of EICP Awards                                                         15
4.07             Vested Incentive Awards and Benefits                                                 15
4.08             Continued Participation in Benefit Plans                                             15
4.09             Conflicts                                                                            15

                          SECTION 5.  CHANGE OF CONTROL

5.01             Effect of Change of Control on Stock Based Incentive Awards                          16
5.02             Establishment of Trust                                                               17
5.03             Tax Payments                                                                         17

                          SECTION 6.  MISCELLANEOUS

6.01             Executive's Attorney's Fees                                                          19
6.02             Obligation Unconditioned                                                             20
6.03             Successors and Assigns                                                               20
6.04             Notice                                                                               21
6.05             Amendments; Waiver                                                                   21
6.06             Prior Agreement                                                                      21
6.07             Governing Law                                                                        21
6.08             Severability                                                                         21
6.09             Confidential Information                                                             22
6.10             Derogatory Remarks                                                                   22
6.11             Files and Records                                                                    22
6.12             Cooperation in Litigation                                                            22
6.13             Survival of Certain Provisions                                                       22
6.14             Rights Exclusive                                                                     22
6.15             Consents                                                                             23

                              EMPLOYMENT AGREEMENT

                 THIS AGREEMENT, effective as of the 1st day of January, 1990, by and between The Williams Companies, Inc., a Delaware corporation, Williams Telecommunications Group, Inc., a Delaware corporation having its principal offices at One Williams Center, Tulsa, Oklahoma 74172, and Roy A. Wilkens (the "Executive"):

                                  WITNESSETH:

                 WHEREAS, the Executive is presently the duly elected and acting President of the Employer and, as such, is a key executive of the Employer whose continued employment by the Employer is deemed important to the Employer; and

                 WHEREAS, the Employer desires to retain the services of the Executive under the terms and conditions hereinafter set forth:

                 NOW, THEREFORE, the parties agree as follows:

                   SECTION 1.  DEFINITIONS AND CONSTRUCTION.

                 1.01 Definitions. In addition to the terms defined elsewhere herein, the following terms as used in this Agreement will have the following meanings when used with initial capital letters:

                          1.01.1 "Accounting Firm" means Ernst & Young unless
                 (i) a Gross-up Payment results from a Change of Control and Ernst & Young has provided services for the Person or Persons who caused or initiated the Change of Control, or an affiliate of such Person or Persons, or (ii) Ernst & Young declines to act as such, in either which event the Accounting Firm will be another nationally-recognized firm or certified public accountants jointly selected by the Employer and the Executive.

                          1.01.2 "Act" means the Securities Exchange Act of
                            1934, as amended.

                          1.01.3 "Base Salary" will have the meaning assigned
                            in paragraph 4.01.1 hereof.

                          1.01.4 "Board" means the Company's Board of
                            Directors.

                          1.01.5 "Cause" means (i) willful failure by the
                 Executive substantially to perform the duties provided for herein, other than any such failure resulting from a Disability, or (ii) gross negligence or willful misconduct of the Executive which results in a significantly adverse effect upon the Company or the Employer, or (iii) willful violation or disregard of the Code of Business Conduct or other published policy of the Company or the Employer by the Executive, or (iv) a Sale of a Business.

                          1.01.6 "Change of Control" means and will be deemed
                 to have occurred if (i) any Person, other than the Company or a Related Party, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power of all the then outstanding Voting Securities, or (ii) a Person, other than the Company or a Related Party, purchases or otherwise acquires, under a tender offer, securities representing, when combined with other securities of the Company owned by such Person, twenty percent (20%) or more of the total voting power of all the then outstanding Voting Securities, or (iii) the individuals
                 (a) who as of the date hereof constitute the Board or (b) who hereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors as of the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board, or (iv) the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company or an acquisiton of securities or assets by the Company, or consummation of any such transaction if stockholder approval is not obtained (other than any such transaction which would result in the Voting Securities outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, at least eighty percent (80%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction and in or as a result of which the voting rights of each Voting Security relative to the voting rights of all other Voting Securities are not altered), or (v) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets, other than any such transaction which would result in a Related Party owning or acquiring more than fifty percent (50%) of the assets owned by the Company immediately prior to the transaction, or (vi) the Board or the Committee adopts a resolution to the effect that a Change of Control has occurred or adopts a resolution to the effect that a Potential Change of Control has arisen and the transaction giving rise to such resolution has been thereafter approved by the stockholders of the Company or been consummated if such approval is not sought.

                          1.01.7 "Change of Control Price" means, with respect
                 to a share of the Company's common stock, the higher of (i) the arithmetic average of the high and the low selling prices of such stock on the New York Stock Exchange during the thirty
                 (30) calendar days preceding a Change of Control or (ii) the highest price paid or offered in a transaction which either
                 (a) results in a Change in Control or (b) would be consummated but for another transaction which results in a Change of Control and, if it were consummated, would result in a Change of Control. With respect to clause (ii) in the preceding sentence, the "price paid or offered" will be equal to the sum of (i) the face amount of any portion of the consideration consisting of cash or cash equivalents and (ii) the fair market value of any portion of the consideration consisting of real or personal property other than cash or cash equivalents, as established by an independent appraiser jointly selected by the parties at the sole cost of the Company.

                          1.01.8 "Code" means the Internal Revenue Code of
                            1986, as amended.

                          1.01.9 "Code of Business Conduct" means the Company's
                 Code of Business Conduct, as amended from time to time by the Board prior to a Change of Control or a Potential Change of Control unless such Potential Change of Control is no longer continuing.

                          1.01.10 "Committee" means a committee of the Board
                 properly exercising, with respect to this Agreement or any of the Incentive Plans, powers assigned under the terms of any applicable plan document or powers of the Board duly delegated by the Board.

                          1.01.11 "Company" means The Williams Companies, and
                 any successor to its business and/or assets which executes and delivers the agreement provided for in subsection 6.03 hereof or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                          1.01.12 "Date of Resolution" will have the meaning
                 assigned in paragraph 3.07.4 hereof.

                          1.01.13 "Date of Termination" means the date of
                 termination of this Agreement as specified in the provision of this Agreement pursuant to which termination is to be effected.

                          1.01.14 "Disability" means a physical or mental
                 incapacity of the Executive which substantially prevents the Executive, after reasonable accommodation, from performing the essential functions of the duties provided for in this Agreement on a full-time basis for a period of six (6) calendar months out of any twelve (12) consecutive calendar month period and which could reasonably be expected to continue for a period of at least eighteen (18) months following such twelve (12) month period.

                          1.01.15 "EICP" means the Company's Executive
                 Incentive Compensation Plan or any successor plan providing substantially equivalent or better benefits.

                          1.01.16 "Employer" means Williams Telecommunications
                 Group, Inc. and any successor to its business and/or assets which executes and delivers the agreement provided for in subsection 6.03 hereof or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                          1.01.17 "Excise Tax" will have the meaning assigned
                 in subsection 5.03 hereof.

                          1.01.18 "Good Reason" means, except in connection
                 with a permitted termination of this Agreement by the Company or the Employer, or unless the Executive has consented thereto, (i) a material change in the Executive's duties provided for herein, unless associated with a bona fide promotion of the Executive and a commensurate increase in the Executive's compensation, in which case the Executive will be deemed to consent, or (ii) a significant reduction in the authority and responsibility assigned to the Executive, or
                 (iii) the removal of the Executive from or failure to reelect the Executive to the office specified in subsection 2.01 hereof, unless associated with a bona fide promotion of the Executive and a commensurate increase in the Executive's compensation or in connection with the election of the Executive to the corresponding office of another majority owned subsidiary of the Company, in each which case the Executive will be deemed to consent, or (iv) a reduction by the Employer of the Base Salary or In-Lieu Payment below the amount provided in, respectively, paragraph 4.01.1 or 4.01.2 hereof, as the same may be increased from time to time, or (v) except in relation to a wage freeze applicable to all employees of the Employer, a failure by the Company to approve or the Employer to make an increase in the Base Salary or In-Lieu Payment each year this Agreement continues in effect, in accordance with, respectively, paragraph 4.01.1 or 4.01.2 hereof, or (vi) termination of any of the Incentive Plans, unless such plan is replaced by a successor plan providing incentive opportunities at least as favorable to the Executive as those provided in the plan being terminated, or (vii) amendment of any of the Incentive Plans so as to provide for incentive opportunities less favorable to the Executive than those provided in the plan being amended, or (viii) failure by the Company to continue the Executive as a participant in any of the Incentive Plans in which the Executive is now or hereafter becomes a participant on a basis comparable to the basis on which other senior executives of the Company or its subsidiaries participate in such plan, or (ix) except in relation to a wage freeze applicable to all employees of the Employer or the Company, modification of the administration of any of the Incentive Plans so as to adversely affect the level of awards actually received by the Executive, or (x) failure of the Company to grant to the Executive awards under the EICP on the basis provided in the first sentence of subsection 4.06 hereof (disregarding the first proviso in such sentence) or under any of the other Incentive Plans at comparable levels, or (xi) the relocation of the Employer's principal executive offices to a location more than 35 miles from Tulsa, Oklahoma or (xii) a requirement by the Employer or the Company that the Executive be based anywhere other than the Employer's principal executive offices, except for travel on the Employer's business reasonably required by the Executive's duties contemplated hereby, unless associated with a bona fide promotion of the Executive and a commensurate increase in the Executive's compensation or in connection with the election of the Executive to the office of another majority owned subsidiary of the Company corresponding to that specified in subsection 2.01 hereof, in each which case the Executive will be deemed to consent, or (xiii) in the event of a relocation of the Employer's principal executive offices or a change in the location at which the Executive is based, in either case on a basis permitted hereunder, the failure by the Employer to pay (or reimburse the Executive for) all reasonable moving expenses (including interest equalization expenses under the Company's current interest equalization plan and any excise or income taxes resulting from any payments made in connection with any such relocation or change of location) incurred by or for the account of the Executive relating to a resulting change of the Executive's principal residence, and to an extent at least as favorable to the Executive as provided by the current policy of the Company with respect to senior executive employee relocations, to indemnify the Executive against the amount, if any, by which the net proceeds realized in the sale of the Executive's principal residence in connection with any such change of residence are less than the Executive's tax basis in such residence, or (xiv) the failure of the Employer to provide the Executive with other benefits (including but not limited to vacations and benefits under the SRP) which, when taken as a whole, are substantially as favorable to the Executive as those currently provided to senior executive employees of the Company or its subsidiaries generally or to pay the Executive the monetary equivalent thereof, or (xv) the failure of the Company to establish the trust provided for in subsection 5.02 hereof or after establishment of such trust, the revocation of the same by the Company or the failure of the Company to fund and maintain the funding of such trust as required by subsection 5.02 hereof.

                          1.01.19 "Gross-up Payment" will have the meaning
                            assigned in subsection 5.03 hereof.

                          1.01.20 "Incentive Plan" means any of the Company's
                 Stock Option Plans, Restricted Stock Plan, EICP, sales incentive plans or other incentive plans in existence now or immediately prior to a Change of Control or any additional or successor plans providing substantially equivalent or better incentive opportunities.

                          1.01.21 "In-Lieu Payment" means an amount of money to
                 be paid to the Executive in lieu of certain perquisites pursuant to paragraph 4.01.2 hereof.

                          1.01.22 "IRS" means the Internal Revenue Service.

                          1.01.23 "Minimum Increase" will have the meaning
                            assigned in paragraph 4.01.1 hereof.

                          1.01.24 "Normal Retirement Date" means the date the
                 Executive is eligible to take normal retirement under the Pension Plan.

                          1.01.25 "Notice of Termination" means a written
                 notice given by one of the parties of this Agreement to the other parties pursuant to a provision hereof to terminate this Agreement and setting forth the provision of this Agreement under which such notice is given, the Date of Termination and such other information as may be required by the provision of this Agreement under which such notice is given.

                          1.01.26 "Pension Plan" means the Company's
                 Consolidated Pension Plan or any successor plan providing comparable benefits.

                          1.01.27 "Person" will have the meaning assigned in
                            the Act.

                          1.01.28 "Potential Change of Control" means and will
                 be deemed to have arisen if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control, or (ii) any Person (including the Company) publicly announces an intention to take or consider taking actions which if consummated would constitute a Change of Control, or
                 (iii) any Person, other than a Related Party, files with the Securities and Exchange Commission a Schedule 13D pursuant to Rule 13d-1under the Act with respect to Voting Securities, or
                 (iv) any Person, other than the Company or a Related Party, files with the Federal Trade Commission a notification and report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to any Voting Securities or any assets of the Company or its subsidiaries, or (v) the Board or the Committee adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has arisen. A Potential Change of Control will be deemed to continue (i) with respect to an agreement within the purview of clause (i) of the preceding sentence, until the agreement is cancelled or terminated, or (ii) with respect to an announcement within the purview of clause (ii) of the preceding sentence, until the Person making the announcement publicly abandons the stated intention or fails to act on such intention for a period of twelve (12) calendar months, or
                 (iii) with respect to either the filing of a Schedule 13D within the purview of clause (iii) of the preceding sentence or the filing of a notification and report form within the purview of clause (iv) of the preceding sentence with respect to Voting Securities , until the Person involved publicly announces that its ownership or acquisition of the Voting Securities is for investment purposes only and not for the purpose of seeking a Change of Control of such Person disposes of the Voting Securities, or (iv) with respect to any Potential Change of Control, until a Change of Control has occurred or the Board or the Committee, on reasonable belief after due investigation, adopts a resolution that the Potential Change of Control has ceased to exist.

                          1.01.29 "Related Party" means (i) a majority owned
                 subsidiary of the Company, or (ii) an employee or group or employees of the Company or any majority owned subsidiary of the Company, or (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the company or any majority owned subsidiary of the Company, or (iv) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

                          1.01.30 "Rule 16b-3" means Rule 16b-3 promulgated by
                 the Securities and Exchange Commission under the Act and codified at 17 CFR Section 240.16b-3, as such rule may be amended or renumbered from time to time, or any successor rule.

                          1.01.31 "Sale of a Business" means the sale or other
                 disposition by the Company or the Employer to any Person, other than the Company or a Related Party (except an employee or group of employees of the Company or a majority owned subsidiary of the Company), of a branch, division, subsidiary or other business unit (or all or substantially all of the assets thereof) in which the Executive was employed prior to such sale or disposition, provided the Executive is offered an employment agreement by the acquiror of such branch, division, subsidiary, business unit or assets containing substantially the same terms and conditions provided in this Agreement.

                          1.01.32 "SRP" means the Company's Supplemental Retirement Plan or any successor plan providing substantially equivalent or better benefits

                          1.01.33 "Underpayment" will have the meaning assigned
                 in paragraph 5.03.1 hereof.

                          1.01.34 "Voting Securities" means any securities of
                 the Company which carry the right to vote generally in the election of directors.

                 1.02 Construction. For purposes of this Agreement, the following rules of construction will apply:

                          1.02.1 No act or failure to act on the Executive's
                 part will be considered "willful" unless done or omitted to be done by the Executive not in good faith and without reasonable belief that such act or omission was in the best interest of the Employer and the Company.

                          1.02.2  The word "or" is disjunctive but not
                            necessarily exclusive.

                          1.02.3 Words in the singular include the plural; words in the plural include the singular; and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine gender include the other and neuter genders.

                        SECTION 2.  DUTIES OF EXECUTIVE.

                 2.01 Duties. The Employer will employe the Executive as its President to perform the duties provided in or contemplated by the By-laws of the Employer and customarily assigned to such office and such other general executive duties, not inconsistent with such office, as the Board of Directors of the Employer, the Board or any officer of the Employer to whom the Executive reports may from time to time assign to the Executive and will elect or reelect the Executive to such office so long as this Agreement continues in effect. The Executive acknowledges that the office (or offices) or position for which he is employed under this Agreement constitutes a "bona fide executive position" as such term is used in Section 12(c) of the Age Discrimination in Employment Act, as amended (29 USC Section 631(c)).

                 2.02 Nature of Executive's Obligation. The Executive will, during the term of this Agreement, perform the foregoing duties to the best of his ability and will devote all time and attention reasonably necessary to carry out such duties and will in good faith strive to serve the best interests of the Employer and the Company.

                       SECTION 3.  TERM AND TERMINATION.

                 3.01 Term. This Agreement will become effective as of the date first above written and unless terminated as hereinafter provided, will remain in effect for a term consisting of a continuous thirty (30) calendar month period, renewing monthly. In no event, however, will this Agreement continue in effect beyond the Normal Retirement Date.

                 3.02 Termination by Employer or Executive. This Agreement may be terminated by the Employer or the Executives as of the end of any thirty (30) calendar month period, by delivery to the other parties hereto of a Notice of Termination at least thirty (30) calendar months prior to the Date of Termination. Upon such termination, except to the extent otherwise expressly provided in the plan documents governing any particular benefit, the Executive will be entitled to receive, without duplication, (i) such compensation and benefits provided for in paragraphs 4.01.1,4.01.2 and 4.01.4 hereof which are accrued as of the Date of Termination, and (ii) any payments or distributions which may be required under subsection 4.07 hereof.

                 3.03 Termination by the Employer.

                          3.03.1 In the event of a Disability, the Employer may
                 give written notice to the Executive of its intention to terminate this Agreement. If the Executive fails to return to work on a full-time basis within thirty (30) days from the date of such notice, the Employer may terminate this Agreement at any time after such thirty (30) day period by giving the Executive Notice of Termination. Upon termination of this Agreement, under this paragraph 3.03.1, the Executive will be entitled to receive, without duplication, (i) the compensation and benefits provided in subsection 4.02 hereof, and (ii) any long-term disability or other benefits then regularly provided by the Employer or the Company to disabled employees of the Company or its subsidiaries.

                          3.03.2 This Agreement may be terminated at any time
                 by the Employer for Cause; provided that (except in connection with a Sale of a Business) there has been adopted in good faith by at least a majority of the nonemployee members of the Board at a meeting called for that purpose, notice of which, setting forth in reasonable detail the acts or omissions alleged to constitute Cause, was provided to the Executive at least thirty (30) days prior thereto, and at which the Executive was given the opportunity to be represented by counsel and to present evidence and argument as to why Cause does not exist, and concurred in or ratified by the Board of Directors of the Employer, a resolution finding that Cause exists and directing the termination of this Agreement. Termination of this Agreement under this paragraph 3.03.2 will be effective upon delivery to the Executive of a Notice of Termination. In connection with a termination for Cause, other than a Sale of a Business, a copy of the resolution required by the first sentence of this paragraph 3.03.2 will constitute such Notice of Termination. Upon such termination, except to the extent otherwise expressly provided in the plan documents governing any particular benefit or in subsection
                 3.07 hereof, the Executive will be entitled to receive, without duplication, (i) such compensation and benefits provided for in paragraphs 4.01.1, 4.01.2 and 4.01.4 hereof which are accrued as of the Date of Termination, and (ii) any payments or distributions which may be required under subsection 4.07 hereof.

                          3.03.3 This Agreement may be terminated at any time
                 by the Employer without liability to the Executive other than for compensation provided for in paragraphs 4.01.1 and 4.01.2 hereof which is accrued as of the Date of Termination, provided that the Executive is offered employment by another majority owned subsidiary of the Company on terms substantially the same as those provided herein and in a position with such other subsidiary corresponding to that specified in subsection 2.01 hereof.

                          3.03.4 Except as otherwise provided in this
                 subsection 3.03, the Employer may terminate this Agreement at any time in any otherwise lawful manner by giving thirty (30) days' Notice of Termination to the Executive; provided, however, that such termination will be deemed to constitute a breach of this Agreement and will entitle the Executive to receive, as liquidated damages, the payments and benefits provided for in subsection 4.04 hereof. The Employer and the Company otherwise waive all rights which either of them may now have or may hereafter be conferred upon either of them, by statute or otherwise, to terminate, cancel or rescind this Agreement, in whole or on part.

                                  3.03.4.1 If the Executive is eligible under
                          the terms of the Pension Plan for "early retirement," as such term is used in the Pension Plan, the Executive may elect such "early retirement" in connection with a termination of this Agreement under this paragraph 3.03.4 without prejudice to the Executive's entitlement to any payments and benefits provided for under subsection 4.04 hereof.

                 3.04 Termination by the Executive.

                          3.04.1 The Executive may terminate this Agreement at
                 any time by giving Notice of Termination to the Employer in the event of a breach or a constructive breach of this Agreement by the Employer or the Company; provided, that if the asserted breach or constructive breach results from the existence of Good Reason, this Agreement will not terminate if the Company or the Employer, as the case may be, within ten
                 (10) business days after the giving of the Notice of Termination, cures the breach or constructive breach by eliminating the condition or event constituting Good Reason without cost, loss or detriment to the Executive. Such Notice of Termination will set forth in reasonable detail the facts and circumstances claimed by the Executive to constitute the breach or constructive breach giving rise to the Executive's right of termination. Upon termination of this Agreement under this paragraph 3.04.1, the Executive will be entitled to receive, as liquidated damages, the payments and benefits provided for in subsection 4.04 hereof.

                                  3.04.1.1 Without limiting the facts and
                          circumstances that may otherwise constitute a breach or constructive breach of this Agreement, the existence of Good Reason will constitute a constructive breach of this Agreement by the Employer or the Company, provided that in no event will those facts and circumstances identified in clauses (v),
                          (vi), (vii), (viii), (ix), (x), (xi) and (xv) of the definition of Good Reason in paragraph 1.01.18 hereof constitute a breach or constructive breach of this Agreement by the Employer or the Company unless and until a Change of Control has occurred or a Potential Change of Control has arisen and is continuing.

                                  3.04.1.2 If the Executive is eligible under
                          the terms of the Pension Plan for "early retirement," as such term is used in the Pension Plan, the Executive may elect such "early retirement" in connection with a termination of this Agreement under this paragraph 3.04.1 without prejudice to the Executive's entitlement to any payments and benefits provided for under subsection 4.04 hereof.

                          3.04.2 Except as otherwise provided in paragraph
                 3.04.1 hereof, this Agreement may be terminated by the Executive at any time by giving thirty (30) days' Notice of Termination to the Employer; provided, however, that such termination will be deemed to constitute a breach of this Agreement by the Executive. Upon such termination, except to the extent otherwise expressly provided in the plan documents governing any particular benefit or in subsection 3.07 hereof, the Executive will be entitled to receive without duplication,
                 (i) such compensation and benefits provided for in paragraphs 4.01.1, 4.01.2 and 4.01.4 hereof which are accrued as of the Date of Termination and (ii) any payments or distributions which may be required under subsection 4.07 hereof.

                 3.05 Termination on Death of Executive. Upon the death of the Executive, this Agreement will terminate without notice or other action by the Employer or the Company. Upon such termination, the Employer will pay or cause to be paid to the Executive's named beneficiary or beneficiaries (or if none or none survives the Executive or all such beneficiaries are disqualified, then to the Executive's personal representative) or if the plan documents relating to any such benefits provide for payment to other designated Persons, then to such Persons, without duplication, (i) the compensation, and the Employer or the Company will provide to such Persons the benefits, provided in subsections 4.03 and 4.07 hereof, and (ii) any death or other benefits then regularly provided by the Employer or the Company with respect to deceased employees of the Company or its subsidiaries.

                 3.06 Termination upon Executive's Retirement. This Agreement will automatically terminate upon the Executive's retirement under the Pension Plan. Unless such retirement is prior to the Normal Retirement Date and is elected by the Executive in connection with a termination of this Agreement pursuant to paragraphs 3.03.4 or 3.04.1 hereof, the Executive will, in the event of termination under this subsection 3.06, be entitled to receive, without duplication, (i) such compensation and benefits provided for in paragraphs 4.01.1, 4.01.2 and 4.01.4 hereof which are accrued as of the Date of Termination,
         (ii) such additional payments and benefits as may be provided for in the Pension Plan and other benefit plans applicable generally to retired senior executives of the Company and its subsidiaries (including, but not limited to, the SRP and the Incentive Plans) and, if participation therein is optional on the part of the employee, in which the Executive has elected to participate, and (iii) any payments or distributions which may be required under subsection 4.07 hereof.

                 3.07 Disputed Termination. In the event Notice of Termination is given by the Employer pursuant to paragraph 3.03.1 hereof or paragraph 3.03.2 hereof or by the Executive pursuant to paragraph
         3.04.1 hereof and within thirty (30) days after the Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the basis for the termination, then pending the resolution of any such dispute the Executive will be excused from performing the duties contemplated hereby but the Employer will continue to pay the Executive the compensation provided for in paragraphs 4.01.1, 4.01.2 and 4.01.3 hereof, and the Employer or the Company will provide the Executive the same or substantially comparable benefits as provided in paragraph 4.01.4 hereof, as the Executive was paid and provided immediately prior to the delivery of the Notice of Termination.

                          3.07.1 If a termination by the Employer pursuant to
                 paragraph 3.03.1 hereof or paragraph 3.03.2 hereof is challenged by the Executive and the termination is ultimately determined to be justified, or a termination by the Executive pursuant to paragraph 3.04.1 hereof is challenged by the Employer and the termination is ultimately determined to be not justified, then all sums paid by the Employer or the Company to the Executive pursuant to this subsection 3.07, plus the actual, out-of-pocket cost to the Employer or the Company to provide the Executive such benefits (except with respect to any such benefits to which the Executive would have been entitled without regard to this Agreement) from the Date of Termination to the Date of Resolution, will be promptly repaid by the Executive to the Employer or the Company, as the case may be, with interest at the rate charged from time to time by Citibank, N.A., New York City, to its most favored commercial customers, compounded annually, or, in the case of a termination pursuant to paragraph 3.03.1 hereof, credited, without interest, against the payments due to the Executive under subsection 4.02 hereof.

                          3.07.2 Should it ultimately be determined that a
                 termination by the Employer pursuant to paragraph 3.03.1 hereof or paragraph 3.03.2 hereof was not justified, or that a termination by the Executive pursuant to paragraph 3.04.1 hereof was justified, then the Executive will be entitled to retain all sums paid to the Executive pending the resolution of such dispute and to receive, in addition, the payments and other benefits provided for in paragraph 3.03.1, paragraph
                 3.03.2 or paragraph 3.04.1 hereof, as applicable, plus interest at the rate provided in paragraph 3.07.1 hereof, from the Date of Termination to the Date of Resolution and at the rate provided in subsection 6.02 hereof thereafter.

                          3.07.3 In the event of a termination of this
                 Agreement under paragraph 3.03.1 hereof is challenged by the Executive pursuant to this subsection 3.07, each of the parties will select a physician legally licensed to practice and practicing within the health care field relevant to the claimed Disability who will examine the Executive and opine as to whether the claimed Disability exists and did exist and could reasonably be expected to exist for the period required by paragraph 3.03.1 hereof. If such physicians are unable to agree, they will select a third physician similarly qualified who will examine the Executive and opine as to whether the claimed Disability exists and existed and could reasonably be expected to exist for such required period. The determination of such third physician will be binding on the parties. The cost of the examinations under this paragraph 3.07.3, including without limitation the fees and expenses of the physicians, will be borne solely by the Employer and be paid as incurred.

                          3.07.4 For purposes of this Agreement, the effective
                 date of resolution of a dispute ("Date of Resolution") will be deemed to occur when such dispute is finally settled by mutual written agreement of the parties, upon entry of a final, non-appealable judgment, order or decree of a court of competent jurisdiction, upon conclusion of such alternate dispute resolution proceeding as the parties may agree to employ in lieu of litigation or, if applicable, upon a final determination under paragraph 3.07.3 hereof. Without limiting the generality of Section 6.01 hereof, all costs, including without limitation reasonable attorneys' fees, incurred by either of the parties in resolving such dispute will be borne solely by the Employer and be paid as incurred.

                 3.08 Employment Relationship. As contemplated by the parties, the employment relationship between the Executive and the Employer is dependent on and arises out of this

         Agreement and the parties intend that such relationship cease on the Date of Termination. In the event any valid and applicable law or regulation requires that the Executive and the Employer establish or maintain such a relationship notwithstanding the termination of this Agreement, (i) such relationship will, except as required by such law or regulation, be deemed to be terminable-at-will, (ii) the Executive will not be entitled to and will be deemed to have waived any rights or remedies provided under this Agreement, and (iii) except as provided in Section 6 hereof, none of the terms or provisions of this Agreement will apply to such relationship.

                     SECTION 4.  COMPENSATION AND BENEFITS.

                 4.01 Compensation and Benefits For Services. While this Agreement continues in effect, the Employer or the Company as specified, will pay to the Executive, as reasonable compensation for the services to be rendered by the Executive as contemplated herein, the following:

                          4.01.1 The Employer will pay to the Executive (less
                 any taxes required to be withheld) an annual base salary (the "Base Salary") which will be payable in twenty-four (24) semi-monthly installments. From the date of this Agreement until January 1, 1991, the Base Salary, on an annualized basis, will be $230,000. On January 1, 1991, and on January 1 of each calendar year thereafter, the Base Salary will be increased at least by an amount (the "Minimum Increase") equal, on a percentage basis, to the increase in the Consumer Price Index (1982-1984=100), as published by the Bureau of Labor Statistics, for the geographical area in which the Executive is principally located, for the calendar year in which such increase is to be effective over such index for the preceding calendar year. The Base Salary will also be increased in an amount commensurate with any increase in responsiblities and authority upon any promotion of the Executive and in no event will the Base Salary, as from time to time increased, be reduced without the consent of the Executive.

                                  4.01.1.1 For the purpose of calculating the
                          Minimun Increase on January 1 of any year, the increase in the Consumer Price Index will be estimated and at such time as the actual increase, if any, in the Consumer Price is know, the Minimum Increase will be adjusted, up or down, in proportion to any such actual increase in the Consumer Price Index, but not below zero. If the actual increase in the Base Salary is less than the adjusted Minimum Increase, the Base Salary will be further increased such that the aggregate increase in the Base Salary is at least equal to the adjusted Minimum Increase. Any such adjustment to the increase in the Base Salary will be effective retroactively to January 1 of the year concerned and the amount of the additional increase accrued to the date such determination is made will be paid to the Executive in a lump sum on the next regular pay day.

                                  4.01.1.2 Notwithstanding anything to the
                          contrary in this paragraph 4.01.1 unless and until
                          (i) a Change of Control occurs or (ii) a Potential Change of Control arises and is continuing, the Employer may, but is not obligated to, increase the Base Salary and the amount of any such increase will be within the sole discretion of the Board or the Committee.

                          4.01.2 The Employer will pay to the Executive, in
                 semi-monthly installments, (less any taxes required to be withheld) the In-Lieu Payment. From the date of this Agreement until January 1, 1991, the In-Lieu Payment, on an annualized basis, will be equal to $25,350. On January 1, 1991, and on January 1 of each calendar year thereafter, the In-Lieu Payment will be increased on the same basis as provided in paragraph 4.01.1 hereof with respect to the Base Salary.
                 The In-Lieu Payment will also be increased in an amount commensurate with any promotion of the Executive and in no event will the In-Lieu Payment, as from time to time increased, be reduced without the consent of the Executive.

                                  4.01.2.1 Notwithstanding anything to the
                          contrary in this subparagraph 4.01.2, unless and until (i) a Change of Control occurs or (ii) a Potential Change of Control arises and is continuing, the Employer may, but is not obligated to, increase the In-Lieu Payment and the amount of any such increase will be within the sole discretion of the Board or the Committee.

                          4.01.3 Unless explicitly contrary to the terms of an
                 applicable plan document, as a key employee of the Employer, the Executive will participate in, and the Company will grant to and pay or deliver, cash and stock awards (less any taxes required to be withheld) to the Executive as permitted by, each of the Incentive Plans on a comparable basis as other senior executives of the Company or its subsidiaries, provided that, unless and until (i) a Change of Control occurs or (ii) a Potential Change of Control arises and is continuing, the making of any award under any such plan and the amount of any award made will be withing the sole discretion of the Board or the Committee.

                          4.01.4 The Executive will be entitled to participate
                 in the Pension Plan and any other defined benefit plan, any defined contribution plan, any employee welfare benefit plan, the SRP and any other supplemental or excess pension plan and any other benefit plan, sponsored by the Employer or the Company, whether currently in existence or hereafter adopted, and to have the use of facilities of the Employer or the Company, on terms generally available to other senior executives of the Company or its subsidiaries.

                                  4.01.5 During the term of this Agreement, the
                          Employer will pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in performing the duties provided for or contemplated in subsection 2.01 hereof and will furnish the Executive with such secretarial, office or other assistance and accommodations as may be suitable to the character of the Executive's position and reasonably necessary or appropriate for the performance of such duties.

                 4.02 Continuation of Compensation and Benefits on Disability. Subject to subsection 4.06 hereof (disregarding the first proviso in the first sentence on such subsection), in the event this Agreement is terminated by the Employer pursuant to paragraph 3.03.1 hereof, the Employer will pay the compensation, and the Employer or the Company will, without cost to the Executive other than normal employee contributions required under the applicable plan document as in effect on the Date of Termination, make available the benefits )or the Employer will pay the monetary equivalent thereof), provided in subsection 4.01 hereof to the Executive (less any taxes required to be withheld) for a period of twelve (12) months following the Date of Termination, provided that the Company may, but will not be obligated to, grant any additional stock, stock option or long-term incentive awards under any of the Incentive Plans during such twelve (12) month period. The terms of subparagraphs 4.01.1.2 and 4.01.2.1 hereof will not apply to payments required under this subsection 4.02.

                 4.03 Payments Upon Executive's Death.  Subject to subsection
         4.06 hereof (disregarding the first proviso in the first sentence of such subsection), in the event this Agreement is terminated by virtue of subsection 3.05 hereof, the Employer will pay to the party or parties specified in such subsection (less any taxes required to be withheld) an aggregrate amount equal to the compensation provided for in paragraphs 4.01.1, 4.01.2 and 4.01.3 hereof as if the Executive had survived and this Agreement remained in effect for a period of twelve
         (12) months following the Date of Termination, provided that the Company may but will not be obligated to grant any additional stock, stock option or long-term incentive awards under any of the Incentive Plans during such twelve (12) month period. In addition, the Employer will pay to the Executive's surviving spouse, if any, or any surviving dependent children an amount sufficient, on an after-tax basis (taking into account state and federal, but not local, taxes), and after normal survivor contributions required under the applicable plan document as in effect on the Date of Termination, to pay for maximum permitted coverage under such of the employee welfare benefit plans referred to in paragraph 4.01.4 hereof in which such surviving spouse or surviving dependent children may participate under the terms of the applicable plan documents for a period of twelve (12) months following the date of the Executive's death. The terms of subparagraphs
         4.01.1.2 and 4.01.2.1 hereof will not apply to payments required under this subsection 4.03.

                 4.04 Payments Upon Breach or Constructive Breach of this Agreement. In the event this Agreement is terminated by the Employer under paragraph 3.03.3 hereof or by the Executive pursuant to paragraph 3.04.1 hereof, the Employer or the Company, as specified, will make the following payments and provide the following benefits, (or the monetary equivalent thereof), to or for the account of the Executive, in each case as liquidated damages for the breach or constructive breach, as the case may be, of this Agreement.

                          4.04.1 On the Date of Termination or in case of a
                 dispute under subsection 3.07 hereof, on the Date of the Resolution, provided that in the latter case the dispute is resolved on terms coming within the purview of paragraph
                 3.07.2 hereof, the Employer will pay to the Executive (less any taxes required to be withheld) a cash amount equal to the present value of the sum of (a) the aggregate Base Salary and In-Lieu Payments which would have been paid to the Executive by the Employer pursuant to paragraphs 4.01.1 and 4.01.2 hereof as compensation for services that would have been rendered during the thirty (30) calendar month period commencing on the first day of the month next following the Date of Termination, but for such termination and (b) subject to subsection 4.06 hereof, the aggregate of the awards that would have been made to the Executive pursuant to the individual award component and the corporate award component under the EICP during the thirty (30) calendar month period commencing on the first day of the month next following the Date of Termination, but for such termination. In addition, any payment or distribution which may be required under subsection 4.07 hereof will be made to the Executive.

                                  4.04.1.1 For purposes of this paragraph
                          4.04.1, the Base Salary and the In-Lieu Payments that would have been paid will be calculated on the assumption that the Base Salary and the In-Lieu Payment would have been increased in each year during such thirty (30) month period by an amount equal, on a percentage basis, to the greatest year-to-year increase in the Consumer Price Index in the three calendar years preceding either the Date of Termination or the Date of Resolution, whichever is more favorable to the Executive.

                                        4.04.1.2 In the event there are fewer
                                  than thirty (30) whole calendar months
                                  remaining from the first day of the month following the Date of Termination to the Normal Retirement Date, the cash payment due pursuant to this paragraph 4.04.1 will be reduced to a lesser sum determined by multiplying the amount otherwise due by a fraction the numerator of which is the number of whole calendar months remaining from the first day of the month following the Date of Termination to the Normal Retirement Date and the denominator of which is thirty (30).

                          4.04.2 The Employer or the Company at the Employer's
                 cost will provide to the Executive the following benefits or (less any taxes required to be withheld) the monetary equivalent thereof, payable on the Date of Termination or in case of a dispute under subsection 3.07 hereof, on the Date of Resolution, provided that in the latter case the dispute is resolved on terms coming within the purview of paragraph
                 3.07.2 hereof:

                                  4.04.2.1 (a) In addition to any benefits
                          payable to the Executive under the Pension Plan, the SRP and any and all other pension or retirement plans of the Company or the Employer (collectively, the "Other Retirement Benefits"), the Employer will pay to the Executive a special retirement benefit (the "Special

                          Retirement Benefit"). The Special Retirement Benefit will equal an amount calculated such that, when added to the Other Retirement Benefits, if any, the total retirement benefits the Executive receives from the Employer and the Company will at least equal the amount which the aggregate of the Other Retirement Benefits would have been if the Executive retired on a date five (5) years following the Date of Termination (or on the Normal Retirement Date, if earlier).

                          (b) For purposes of this Agreement, in calculating the Special Retirement Benefit and the Other Retirement Benefits, the following will apply:

                                  (i) If the Executive's credited service with the Company or any of its majority owned subsidiaries on the Date of Termination is insufficient to result in benefits under the Pension Plan being vested, the Executive will be deemed to be credited with sufficient service to result in such vesting;

                                  (ii) This Agreement will be deemed to
                                  continue in effect for five (5) years
                                  following the Date of Termination (but not beyond the Normal Retirement Date);

                                  (iii) The Base Salary will be deemed to have been increased each year of such five (5) year period using the greatest year-to-year increase in the Consumer Price Index in the three calendar years preceding the Date of Termination;

                                  (iv) The Executive will be deemed to have been granted awards under the EICP each year of such five (5) year period on the basis specified in the first sentence of subsection
                                  4.06 hereof (disregarding the first proviso in such sentence); and

                                  (v) Five (5) years, or the time remaining to the Normal Retirement Date, if less, will be added to the Executive's age on the Date of Termination.

                                  4.04.2.2 Maximum coverage under the
                          Employer's or the Company's insured or self-insured welfare benefit plans, as applicable to the Executive, or the monetary equivalent thereof, will be provided to the Executive by the Company, at no cost to the Executive (other than normal employee contributions required under the applicable plan document as of the Date of Termination), for a period of five (5) years from the Date of Termination (or until the Normal Retirement Date, whichever is sooner).

                                  4.04.2.3 In the event, within two (2) years
                          after the Date of Termination, the Executive relocates the Executive's principal residence by more than 35 miles in order to accept full-time employment or to pursue full-time self-employment, the Employer will reimburse the Executive for all moving expenses (including interest equalization expenses under the Company's current interest equalization plan and including any taxes resulting from payments made pursuant to this subparagraph 4.04.2.3) incurred by or for the account of the Executive relating to such relocation, which are not reimbursed by another employer, and to an extent at least as favorable to the Executive as provided by the current policy of the Company with respect to the relocation of senior executives, indemnify the Executive against the amounts, if any, by which the net proceeds realized in the sale of the Executive's principal residence in connection with such relocation are less than the Executive's tax basis in such residence.

                                  4.04.2.4 If the Executive's credited service
                          with the Company or any of its majority owned subsidiaries on the Date of Termination is insufficient to result in the contributions theretofore made by the Company or any such subsidiaries for the account of the Executive to any defined contribution plan maintained or sponsored by the Company being vested in their entirety, then the Employer will pay to the Executives (less any taxes required to be withheld) a special benefit equal to the difference between (i) the amount of such contributions which are vested as of the Date of Termination and (ii) the greater of (A) all such contributions, vested and unvested, or (B) the sum of the fair market value of the assets in which such contributions, vested or unvested, are then invested and all dividends or interest paid thereon and accretions thereto not previously paid to the Executive. For purposes of this subparagraph 4.04.2.4, "fair market value" means with respect to any securities traded on a national stock exchange the arithmetic average of the high and the low selling prices of such stock on such stock exchange during the thirty (30) calendar days preceding the Date of Termination, or with respect to any investment company shares not traded on a national stock exchange, the arithmetic average of the bid and the ask prices of such shares during the thirty (30) calendar days preceding the Date of Termination, or with respect to obligations issued or guaranteed by the U.S. government, the face value of such obligations, or with respect to other assets, the value as established by an independent appraiser jointly selected by the parties at the sole cost of the Employer.

                          4.04.3 For purposes of this subsection 4.04, the
                 present value of any amount will be calculated using a discount rate of nine and 48/100 percent (9.48%) unless the terms of any applicable plan document provides a rate more favorable to the Executive, in which case, such more favorable rate will be used for payments made with respect to the plan concerned.

                          4.04.4 The Executive will be required to mitigate the
                 amount of any payments provided for in this subsection 4.04 to the extent provided in this paragraph 4.04.4 or in any final regulations of the IRS under Section 280G of the Code, whichever requires the greater degree of mitigation consistent with the treatment of such payments as damages. The Executive will not be required to seek other employment and may accept or not accept, as the Executive determines, any offer of employment and may reject any offer of employment for any reason deemed by the Executive to be sufficient. If the Executive accepts other employment with and receives compensation from an employer other than the Company or onre of its majority owned subsidiaries during the period beginning on the Date of Termination and ending on the last day of the thirtieth (30th) calendar month thereafter, any compensation the Executive receives from such other employer during such period (less any taxes withheld), up to the amount paid as damages under this subsection 4.04, will be paid to the Employer or the Company, as the case may be. For purposes of this paragraph 4.04.4, compensation will be limited to base salary and incentive compensation, and will exclude, among other things, retainers or fees paid for service on a board of directors or a committee thereof and benefits under any defined benefit, defined contribution or welfare benefit plan.

                 4.05 Payment and Determination of Monetary Equivalent. The payment of the monetary equivalent of any benefit permitted by any provision of this Agreement will be at the Employer's option unless such benefit relates to an insured or self-insured welfare benefit plan and a comparable benefit would, in the sole judgment of the Executive, be unavailable to the Executive at a reasonable cost, in which event such payment will be at the Executive's option to be exercised in writing within thirty (30) days following the Date of Termination. In the event of a dispute between the parties as to the monetary equivalent of any benefit or other distribution provided for in this Agreement, such monetary equivalent will be determined by an independent actuary jointly selected by the parties, at the sole cost of the Employer, and will be determined from the standpoint of the cost of such benefit or distribution to the Executive as a non-employee and not the cost to the Employer or an employee of the Employer. The monetary equivalent of any benefit or other distribution provided for in this Agreement will be determined on a present value, after-tax basis, taking into account state and federal, but not local, taxes.

                 4.06 Determination of EICP Awards. For purposes of subsection 4.02, 4.03 and 4.04 hereof, any payment or other distribution to be made under or with reference to the EICP will be calculated on the assumption that all "performance targets" are met and using the maximum "award pool" and the Executive's "opportunity level," as those terms are used in the EICP; provided that, for purposes of subsection4.04 hereof (other than subparagraph 4.04.2.1) but not subsections 4.02 or 4.03 hereof, each such award will be no less than the highest similar award paid or granted to the Executive during any one of the three calendar years preceding the Date of Termination; and provided, further, that if the terms of the EICP would otherwise require the payment of a greater amount than that required under this subsection 4.06, such greater amount will be paid. In the event any payment or other distribution to be made under or with reference to the EICP will be made as to a partial year, then, for purposes of such subsections, the awards under the EICP for such year will be multiplied by the ratio that the number of business days in such year prior to the date as of which such payment or distribution is determined bears to the number of business days in such year. For purposes of determining the highest award paid or granted during any one of the three calendar years preceding the Date of Termination, each award will be deemed to have been paid or granted in the performance year for which awarded, and even though actual payment and entitlement to receive some portion of an incentive award may have been deferred, such award for any year will be the aggregate amount paid or payable or granted for such year on either a current or deferred basis.

                 4.07 Vested Incentive Awards and Benefits. Termination of this Agreement for any reason will be without prejudice to the Executive's entitlement to receive any awards or benefits, including but not limited to incentive awards under any of the Incentive Plans, or to exercise any rights, options or elections under any of the Incentive Plans or any other benefit plan of the Company or the Employer, which are vested in the Executive on the Date of Termination under the terms of the applicable plan document. Without limiting the generaliaty of the previous sentence, upon termination of this Agreement for any reason, the Company or the Employer, as the case may be, will pay or distribute to the Executive or such other Person or Persons as may be designated to receive the same (less any taxes required to be withheld) any unpaid or undistributed prior vested deferred award to the Executive under the EICP or other Incentive Plans, such payment or distribution to be made on the Date of Termination or, if the termination is disputed as permitted by subsection 3.07 hereof, on the earlier of the Date of Resolution or the date provided for payment under the applicable plan document.

                 4.08 Continued Participation in Benefit Plans. Except as otherwise provided in this Agreement or the terms of the applicable plan documents, the Executive will not be entitled to participate in any of the benefit plans of the Employer or the Company after the Date of Termination. Except as otherwise expressly provided in this Agreement, any distributions to which the Executive may be entitled under the provisions in any of such plans will be governed by the terms of the applicable plan document.

                 4.09 Conflicts. For purposes of this Agreement, in the event of a conflict between the provisions of this Agreement and the terms of a plan document with respect to a payment or benefit to be made or provided to the Executive under this Agreement, whichever of the provisions of this Agreement or such plan document that are most favorable to the Executive will control.

                         SECTION 5.  CHANGE OF CONTROL.

                 5.01 Effect of Change of Control on Stock Based Incentive Awards. Whether or not the applicable plan document so provides, in the event of a Change of Control, without duplication of any amount paid under any other provision of this Agreement with respect to the same option, right, interest or award, unless the right to receive all or a portion of the cash payment provided for hereunder is waived or deferred by the Executive as provided in paragraph 5.01.1 hereof (in which case payment will be made only as to any portion not waived or deferred) and except as provided in paragraph 5.01.2 and 5.01.3 hereof, the Employer will pay to the Executive a cash amount (less any taxes required to be withheld and less, with respect to stock subject to any stock options or other purchase rights, an amount equal to the aggregate option or purchase price, but no more than the aggregate Change of Control Price, of such stock) equal to the aggregate Change of Control Price of the shares of the common stock of the Company with respect to which the Executive holds an option or purchase right or has an interest, whether beneficial or of record, or has been granted an award the value of which is based in whole or in part on the value of such common stock, in each case under any Incentive Plan, including without limitation the EICP, irrespective of whether any such option or purchase right is then currently exercisable or not or any such interest or award is then currently vested or payable or not. Such payment will be due on the thirtieth calendar day after the effective date of the Change of Control. Upon such payment, such stock options, purchase rights, other interests or awards with respect to which such payment is made will be cancelled and of no further force or effect.

                          5.01.1 In the event it is determined that the right
                 to receive cash under this subsection 5.01 with respect to any option, purchase right, interest or awards under any Incentive Plan may be waived or deferred by the Executive without resulting in liability of the Executive for damages or forfeitures under Section 16(b) of the Act or the disqualification of the incentive Plan involved for exemption under Rule 16b-3, the Executive may so waive or defer such receipt as to such option, purchase right, interest or award by giving notice to the Employer and the Company not later than twenty (20) days after the Change of Control. If the Executive may and does so waive such receipt of cash, the related option, purchase right, interest or award will not be cancelled but will continue in effect according to the terms of the applicable plan document. If the Executive may and does so defer such receipt, such cash payment will be made by the Employer, without interest (other than any interest that may be required under subsection 6.02 hereof), on the earliest of (i) the date specified in the notice required hereunder, or
                 (ii) the date, if any, on which such payment would otherwise be required under the applicable plan document, or (iii) a date one (1) year after the Change of Control, as if such Change of Control had occurred thirty (30) calendar days prior to the date such payment is due and upon such payment, the related option, purchase right, interest or award will be cancelled.

                          5.01.2 Subject to paragraph 5.01.3 hereof, if it is
                 determined that the payment of a cash amount with respect to an option, purchase right, interest or award under any Incentive Plan as provided in this subsection 5.01 and the contemporaneous cancellation of such option, purchase right, interest or award would result in liability of the Executive for damages or forfeitures under Section 16(b) of the Act or the disqualification of the related Incentive Plan for exemption under Rule 16b-3, then, notwithstanding anything in this subsection 5.01 to the contrary, such cash payment will not be made. In such event, the option, purchase right, interest or award involved will continue in effect according to the terms of the applicable plan document.

                          5.01.3 Notwithstanding anything in this subsection
                 5.01 to the contrary, if it is determined that the payment of a cash amount under this subsection 5.01 with respect to any option, purchase right, interest or award under any Incentive Plan would result in liability of the Executive for damages or forfeitures under Section 16(b) of the Act or disqualification of the related Incentive Plan for exemption under Rule 16b-3 but that after the passage of time, such payment may be made without such liability or disqualification, then such payment will not be made to the Executive, and the related option, purchase right, or surrendered such interest or settled such award, and subject to paragraph 5.01.1 hereof, the payment provided for in this subsection 5.01 will then be made as if the Change of Control had occurred thirty (30) calendar days prior to such date and, upon such payment, the related option, purchase right, interest or award will be cancelled. Until so cancelled or otherwise terminated, each such option, purchase right, interest or award will continue in effect in accordance with the terms of the applicable plan document.

                          5.01.4 The determinations contemplated in paragraphs
                 5.01.1, 5.01.2 and 5.01.3 hereof and the length of the period mentioned in paragraph 5.01.3 hereof will be made by independent legal counsel duly licensed to practice law and practicing with a nationally recognized law firm primarily in the field of securities law, jointly selected by the parties, at the sole cost of the Employer.

                 5.02 Establishment of Trust. As promptly as practicable following the date of this Agreement, the Company will establish a trust for the benefit of the Executive and other similarly situated employees of the Employer or the Company, substantially on the terms set forth in Exhibit 1 which is attached hereto and by this reference made a part hereof. In the event of a conflict between the terms of this Agreement and the terms of Exhibit 1, the terms of this Agreement will control. Not later than thirty (30) calendar days after the earlier of (i) a Potential Change of Control arising (unless the Board or the Committee adopts a resolution within ten (10) business days following the date the Potential Change of Control arises to the effect that such action is not necessary to secure any payments hereunder) or (ii) a Change of Control, the Company will deposit or cause the Employer to deposit with the trustee monies or other property having a fair market value at least equal to the present value of the cash amounts to be paid and the monetary equivalents of the benefits and other distributions to be provided to the Executive under this Agreement or which would be so provided in the event of either (i) a Change of Control or (ii) a termination of this Agreement pursuant to paragraph 3.03.1, 3.03.3, 3.04.1 or 3.05 hereof, including but not limited to amounts that may be payable under subsection 5.03 or 6.01 hereof. The amounts payable under subsection 6.01 hereof will be estimated by independent legal counsel licensed to practice law in the state, and practicing in the municipality, in which the Executive's principal residence is located. All other amounts to be deposited with the trustee will be determined by an independent actuary. The fees and expenses of such actuary and counsel, each of whom will be selected jointly by the parties, will be borne solely by the Employer. Neither the establishment of the trust nor the making or maintaining of the deposit required under this subsection 5.02 will relieve the Company or the Employer of any of its obligations under this Agreement to make any payment or provide any benefit to the Executive, except to the extent such obligations are satisfied by payments made from such trust.

                 5.03 Tax Payments. The amounts required to be paid pursuant to subsection 4.04 hereof are intended to constitute damages for breach of a contract providing for "compensation for personal service to be rendered" within the meaning of Section 280G(b)(4)(A) of the Code. Such payments are not intended to be subject to the excise tax imposed under Section 4999 of the Code. The parties recognize, however, that such payments may nevertheless be ultimately determined to be subject to such excise tax and that other payments or distributions under this Agreement, including without limitation payments made under subsection 5.01 hereof, and other compensation, benefits, payments or distributions under the Incentive Plans or other plans or compensation arrangements with respect to the Executive may also be subject to such tax (collectively, with any interest or penalties incurred by the Executive relative thereto and any federal and state excise or income taxes resulting from payments made pursuant to this subsection 5.03, the "Excise Tax"). The Employer will pay the Executive one or more cash payments ("Gross-up Payment") sufficient to pay the Excise Tax.

                          5.03.1 Subject to the provisions of 5.03.2 hereof,
                 all determinations required to be made under this subsection 5.03, including without limitation whether the Gross-up Payment is required and the amount of the Gross-up Payment, will be made by the Accounting Firm. The Executive will provide the Accounting Firm any information reasonably requested by it necessary to make such determination, including without limitation copies of the Executive's tax returns for the periods affected, all of which will be maintained in confidence by the Accounting Firm. The Accounting Firm will provide detailed supporting calculations together with its written opinion with respect to the accuracy of such calculations to the Employer, the Company and the Executive within fifteen (15) business days of the Date of Termination or the Change of Control, whichever is applicable, or such earlier time as is requested by the Employer, the Company or the Executive and agreed to by the Accounting Firm. All fees and expenses of the Accounting Firm will be borne solely by the Employer. The initial Gross-up Payment, if any, as determined pursuant to this paragraph 5.03.1 will be paid to the Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it will also furnish the Executive with an opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty and in the absence of such an opinion, a Gross-up Payment in the amount which the Accounting Firm determines to be payable will be due and payable to the Executive. Except as provided in the preceding sentence, any determination by the Accounting Firm will be binding upon all of the parties hereto. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Employer or the Company exhausts the remedies provided in paragraph 5.03.2 hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Employer to or for the benefit of the Executive.

                          5.03.2 The Executive will notify the Employer and the
                 Company in writing of any claim by the IRS that, if successful, would required the payment by the Company of the Gross-up Payment; provided, that failure by the Executive to give such notification will not affect any of the Executive's rights or the obligations of the Company or the Employer under this Agreement. Such notification will be given as soon as practicable but no later than ten (10) business days after the Executive knows of such claim and will apprise the Employer and the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive will not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Employer and the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer or the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

                          (a) give the Employer or the Company, as the case may be, any information reasonably requested by either of them relating to such claim,

                          (b) take such action in connection with contesting such claim as the Employer or the Company may reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer or the Company,

                          (c) cooperate with the Employer and the Company in good faith in order effectively to contest such claim, and

                          (d) permit the Employer and the Company to participate in any proceedings relating to such claim;

                 provided, however, that the Employer will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and will indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation, and payment of costs and expenses. Without limiting the foregoing, the Employer or the Company, as they may agree, will control all proceedings taken in connection with such contest and, at the sole option of the Employer or the Company, as the case may be, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in repsect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive will prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer or the Company may determine; provided, however, that if the Employer or the Company directs the Executive to pay such claim and sue for a refund, the Employer or the Company, as the case may be, will advance the amount of such payment to the Executive, on an interest-free basis, and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore,the control of the contest by the Employer or the Company will be limited to issues with respect to which a Gross-up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

                          5.03.3 If, after the receipt by the Executive of an
                 amount advanced by the Employer or the Company pursuant to paragraph 5.03.2 hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive will (subject to compliance by the Employer or the Company, as applicable, with the requirements of paragraph 5.03.2 hereof) promptly pay to the Employer or the Company, as the case may be, the amount of such refund (together with any interest paid or credited thereon alter taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Employer or the Company pursuant to paragraph 5.03.2 hereof, a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Employer or the Company, as the case may be, does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-up Payment required to be paid. Any contest of a denial of refund will be controlled by paragraph 5.03.2 hereof.

                           SECTION 6.  MISCELLANEOUS.

                 6.01 Executive's Attorneys' Fees. In the event of a dispute between the parties and litigation or other formal dispute resolution proceeding is initiated, whether by the Executive, the Employer, the Company or any third party, to resolve such dispute or to enforce or interpret any provision contained in this Agreement, the Employer will indemnify the Executive and any other Person or Persons designated to receive any payments or benefits under this Agreement for any costs and expenses incurred by the Executive or such Person or Persons as a result thereof, including without limitation reasonable attorneys' fees, disbursements and other expenses for the preparation of such litigation or dispute resolution proceeding or for the settlement thereof. The Employer will, promptly upon the request of the Executive or such Person or Persons, advance to the Executive or such Person or Persons or pay directly such costs and expenses as they are incurred.

                 6.02 Obligation Unconditioned. Except as otherwise expressly provided in this Agreement and except for any amounts required by law to be withheld, the respective obligations of the Employer and the Company to pay to or for the benefit of the Executive (or any other Person or Persons designated to receive payments or benefits under this Agreement) the amounts and to make the arrangements provided in this Agreement are absolute and unconditional and will not be affected by any circumstances, including without limitation any setoff, counterclaim, recoupment, defense or other right which the Employer or the Company may have against the Executive or anyone else, any asserted or unasserted claim or other right of any third party against the Executive, the Employer or the Company, or any real or alleged uncertainty regarding the meaning or intent of Section 280G of the Code or any regulations issued by the IRS thereunder. Without limiting the generality of the foregoing, in no event will an asserted violation of the provisions of subsections 6.09, 6.10, 6.11 or 6.12 hereof constitute a basis for deferring or withholding any amounts otherwise payable to or for the benefit of the Executive or such Person or Persons under this Agreement. All amounts payable to or for the benefit of the Executive or such Person or Persons hereunder will be paid without notice or demand, other than a Notice of Termination, as to payments due in the event of a termination of this Agreement and except payments made under subsection 5.03 hereof. Except as expressly provided in subsections 3.07 and 5.03 hereof and subject to the Executive's duty to mitigate under paragraph 4.04.4 hereof, each and every payment made hereunder by the Employer or the Company will be final and neither of them will seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reason whatsoever. Any amount not paid by the Company or the Employer to or for the benefits of the Executive or any Person or Persons designated to receive payments or benefits under this Agreement within five (5) business days from the date due will bear interest at the rate specified in paragraph 3.07.1 hereof, plus two percent (2%) per annum, compounded annually, from the due date until paid.

                 6.03 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, the respective permitted assigns of the Company and the Employer and the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Except as provided in paragraph 6.03.1 hereof, neither this Agreement nor any right hereunder may be assigned by any party without the prior written consent of the others. Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement is intented to confer any rights or remedies, express or implied, on any Person or entity not a party hereto. If the Executive should die while any amounts would still be payable to the Executive under any provisions of this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the parties identified in subsection 3.05 hereof.

                          6.03.1 Provided whichever of the Employer or the
                 Company may be involved gives notice of this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets, and requires such successor, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform its obligations under this Agreement, whichever of the Employer or the Company may be involved may assign this Agreement to such successor. No such assignment will relieve whichever of the Employer or the Company may be involved of any of its obligations under this Agreement. Failure of whichever of the Employer or the Company may be involved to obtain such agreement prior to the effectiveness of any such assignment will consitute a breach of this Agreement and entitle the Executive to liquidated damages as provided in subsection 4.04 hereof, except that for purposes of implementing the foregoing, the date on which such assignment becomes effective will be deemed the Date of Termination and no Notice of Termination will be required.

                 6.04 Notice. For the purposes of this Agreement, all notices and other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered by hand or dispatched by electronic facsimile transmission, one (1) business day after being sent by Federal Express or another nationally recognized next-day delivery service or three (3) business days after being posted by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                 If to the Executive:
                          Roy A. Wilkens
                          6336 South Harvard
                          Tulsa, Oklahoma 74136

                 If to the Company:
                          The Williams Companies, Inc.
                          One Williams Center
                          Tulsa, Oklahoma 74172
                          Attention: Chief Executive Officer

                 If to the Employer:
                          Williams Telecommunications Group, Inc.
                          One Williams Center
                          Tulsa, Oklahoma 74172
                          Attention: Chairman of the Board
                          With a copy to: General Counsel, The Williams
                                          Companies, Inc.

         or to such other address as the party entitled to notice may have furnished to the others in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

                 6.05 Amendments; Waiver. No amendment of this Agreement, and no waiver of compliance with any provision of this Agreement, will be effective unless such amendment or waiver is in writing and signed by each of the parties hereto. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                 6.06 Prior Agreement. This Agreement supercedes all prior agreements among the parties or any of them with respect to the subject matter hereof, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement, except the various agreements listed on Exhibit 2 attached hereto.

                 6.07 Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Delaware (without regard to the conflict of laws principles thereof).

                 6.08 Severability. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

                 6.09 Confidential Information. The Executive will hold in a fiduciary capacity for the benefit of the Employer and the Company all secret or confidential information, knowledge or data relating to the Employer or any of its afiiliates, and their respective businesses, which are obtained by the Executive during the Executive's employment by the Employer or any of its affiliates, except such as may be or become public knowledge (other than by acts by the Executive in violation of this Agreement). After termination of the Executive's employment with the Employer, except as may be required by law or legal process, the Executive will not, without prior written consent of the Employer or the Company, communicate or divulge any such information, knowledge or data to anyone other than the Employer or the Company or those designated by either of them nor use any of the same for any purpose adverse to the Employer or any of its affiliates. The Executive acknowledges that this subsection 6.09 is a material term of this Agreement and that its breach could result in damage to the Employer or its affiliates that may be difficult to ascertain and that upon any such breach or in reasonable anticipation of any such breach, the Employer or the Company will be entitled to an order of any court of competent jurisdiction to enjoin such breach.

                 6.10 Derogatory Remarks. The Executive will not make public derogatory comments regarding the Employer or any of its affiliates at any time before or after the termination of this Agreement.

                 6.11 Files and Records. Promptly upon termination of this Agreement, the Executive will return to the Employer all property and all files and other documentation belonging to or relating or in any way pertaining to the Employer, the Company or their respective businesses or operations, except as may be required by the Executive in the bona fide enforcement of this Agreement.

                 6.12 Cooperation in Litigation. To the extent reasonably necessary and upon reasonable notice, following the termination of this Agreement, the Executive will cooperate with the Employer and its present and past affiliates in connection with the prosecution or defense of any claim asserted by or against any of them (including a claim for Excise Taxes but excluding a claim in connection with the enforcement of this Agreement) with respect to which the Executive may have any knowledge, without additional compensation other than reimbursement for reasonable expenses, unless more than an aggregate of five (5) business days of the Executive's time is required in connection with such cooperation, in which case the Executive will be entitled to reasonable compensation, based upon the payments provided for in paragaphs 4.01.1 and 4.01.2 hereof, in addition to reimbursement for such expenses.

                 6.13 Survival of Certain Provisions. The provisions of subsections 3.03, 3.04, 3.05, 3.06, 3.07, 4.02, 4.03, 4.04, 4.05, 4.07
         and 6.01 hereof (to the extent any such subsections provide for the payment of money or the providing of benefits following termination of this Agreement) and subsections 5.02, 5.03, 6.02, 6.03, 6.09, 6.10 and
         6.12 hereof will survive the termination of this Agreement.

                 6.14 Rights Exclusive. The rights and remedies of the Executive provided in this Agreement for the termination of this Agreement and the employment relationship arising out of this Agreement are exclusive of any other rights or remedies at law or in equity, except as may be otherwise required by any valid and applicable law or regulation providing for any rights or remedies for termination of such employment relationship. In the latter case, if the Executive elects to pursue such other rights or remedies provided by such law or regulation, such other rights or remedies will be exclusive and the Executive will not seek any rights or remedies provided herein.

                 6.15 Consents. Except as otherwise expressly provided in this Agreement, no consent by the Executive will be effective as to the Executive or any Person or Persons claiming under the Executive unless in writing and signed by the Executive.

                 IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.


                                         /s/ Roy A. Wilkens
                                         --------------------------------------
                                         Executive


                                         THE WILLIAMS COMPANIES, INC.

                                         By /s/ Joseph H. Williams
                                         --------------------------------------
                                         Joseph H. Williams
                                         Chairman and Chief Executive Officer


                                         WILLIAMS TELECOMMUNICATIONS GROUP, INC.


                                         By /s/ Vernon T. Jones
                                         --------------------------------------


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